Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 9, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
OFFERING OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, AUGUST 9, 2010 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of $600 million of Senior Notes due 2018 and $1 billion of Senior Notes due 2020.  Chesapeake intends to use the net proceeds from the offerings to pay the purchase price or redemption price, as applicable, of its outstanding $300 million of 7.00% Senior Notes due 2014, $600 million of 6.625% Senior Notes due 2016 and $600 million of 6.25% Senior Notes due 2018 and for general corporate purposes.

The notes are being offered pursuant to a shelf registration statement filed August 3, 2010 with the U.S. Securities and Exchange Commission. Chesapeake intends to list the notes on the New York Stock Exchange after issuance.  Credit Suisse Securities (USA) LLC will act as lead book running manager for the notes offering with Bank of America Securities LLC, Barclays Capital, Inc., Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC acting as joint book-running managers.  Copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attn: Prospectus Department (or by telephone at 1-800-221-1037). An electronic copy of the preliminary prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected consummation of the offering described and the use of proceeds.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.